Exhibit 5.1

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
T +1 212 918 3000
F +1 212 918 3100
www.hoganlovells.com

August 5, 2010

Board of Directors
Papa John’s International, Inc.
2002 Papa Johns Boulevard
Louisville, Kentucky 40299-2334

Ladies and Gentlemen:

This firm has acted as counsel to Papa John’s International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to approximately $20,000,000 of deferred compensation obligations that may be incurred by the Company upon election by eligible participants (the “Obligations”) pursuant to the Company’s Deferred Compensation Plan (the “Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of the opinions and other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the "Documents").  We believe the Documents provide an appropriate basis on which to render the opinions hereinafter expressed.

Papa John’s International, Inc.
August 5, 2010

In our examination of the Documents, we have assumed the genuineness of all signatures,  the legal capacity of all natural persons,  the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies).  As to all matters of fact relevant to the opinions and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents.  The opinions in this letter are given, and other statements are made, in the context of the foregoing.

We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For purposes of the opinions set forth below, we have made the following further assumptions:  (i) that all agreements and contracts would be enforced as written; (ii) that the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Plan that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (iii) that the Company will obtain all permits, consents, and governmental approvals required in the future, and take all actions required, which are relevant to subsequent consummation of the transactions contemplated under the Plan or performance of the Plan; and (iv) that all parties to the Plan will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Plan.

The opinions in this letter are based as to matters of law solely on applicable provisions of the Delaware General Corporation Law, as amended.  We express no opinion as to any other laws, statutes, rules or regulations not specifically identified above.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that the obligation of the Company to pay the Obligations to eligible participants who elect to participate in the Plan will constitute valid and binding obligations of the Company.

Papa John’s International, Inc.
August 5, 2010

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

                Very truly yours,

                /s/ Hogan Lovells US LLP

                HOGAN LOVELLS US LLP

Schedule 1

1.	Executed copy of the Registration Statement.

2.	A summary of the Company’s Deferred Compensation Plan, as certified by an officer of the Company as being complete, accurate and in effect.

3.
The Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware on February 26, 2008 and as certified by an officer of the Company on the date hereof as being complete, accurate and in effect.

4.	The Amended and Restated By-laws of the Company, as certified by an officer of the Company on the date hereof as being complete, accurate and in effect.

5.
Resolutions of the Board of Directors of the Company, or a duly authorized committee thereof, as certified by an officer of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the adoption of the Company’s Deferred Compensation Plan.

6.
Resolutions of the Board of Directors of the Company, or a duly authorized committee thereof, as certified by an officer of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the filing of the Registration Statement and arrangements in connection therewith.

7.	A certificate of an officer of the Company, dated as of the date hereof, as to certain facts relating to the Company’s Deferred Compensation Plan and the Company.